                                LICENSE AGREEMENT



                                     BETWEEN



                            ATRIX LABORATORIES, INC.


                                       AND


                           AMARILLO BIOSCIENCES, INC.






                                SEPTEMBER 7, 2001

Article I DEFINITIONS....................................................................................6

Article II RESEARCH AND DEVELOPMENT.....................................................................12

     Section 2.01.   Atrix Obligations..................................................................12
     Section 2.02.   ABI Obligations....................................................................14
     Section 2.03.   Availability of Resources; Cooperation.............................................14
     Section 2.04.   Orphan Drug Certification..........................................................14
     Section 2.05.   Reporting Obligations of Atrix.....................................................15

Article III LICENSE.....................................................................................15

     Section 3.01.   License Grant......................................................................15
     Section 3.02.   Restrictions.......................................................................15
     Section 3.03.   Retained Rights....................................................................15

Article IV PAYMENTS AND ROYALTIES.......................................................................15

     Section 4.01.   Initial Fee........................................................................15
     Section 4.02.   Royalty Payments...................................................................16
     Section 4.03.   Milestone Payments.................................................................16
     Section 4.04.   Reports............................................................................17
     Section 4.05.   Records and Audits.................................................................17
     Section 4.06.   Exchange Rate; Manner and Place of Payment.........................................17
     Section 4.07.   Late Payments......................................................................17
     Section 4.08.   Taxes..............................................................................18

Article V TERM AND TERMINATION..........................................................................18

     Section 5.01.   Term...............................................................................18
     Section 5.02.   Termination By Atrix...............................................................18
     Section 5.03.   Termination By ABI.................................................................18
     Section 5.04.   Termination Upon Certain Events....................................................19
     Section 5.05.   Remedies...........................................................................19
     Section 5.06.   Effect of Termination..............................................................20
     Section 5.07.   Effect of Expiration or Termination by Atrix.......................................20
     Section 5.08.   Bankruptcy.........................................................................20
     Section 5.09.   Continuing Obligations.............................................................20
     Section 5.10.   Return of Confidential Information.................................................20

Article VI SUPPLY, MANUFACTURE AND PURCHASE OF PRODUCT..................................................21

     Section 6.01.   Supply of Clinical Samples.........................................................21
     Section 6.02.   Supply and Manufacturing Rights....................................................21
     Section 6.03.   Quality Assurance..................................................................22
     Section 6.04.   ABI's Duties.......................................................................22
     Section 6.05.   Failure to Supply..................................................................23
     Section 6.06.   Allocation.........................................................................23
     Section 6.07.   Records and Audits.................................................................24




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
Article VII PURCHASE AND SALE...........................................................................24

     Section 7.01.   Purchase Price and Payment.........................................................24
     Section 7.02.   Labeling and Artwork...............................................................24
     Section 7.03.   Purchase Forms.....................................................................25
     Section 7.04.   Confirmation.......................................................................25
     Section 7.05.   Delivery...........................................................................25
     Section 7.06.   Forecasts and Orders...............................................................25

Article VIII WARRANTY, REJECTION AND INSPECTIONS........................................................26

     Section 8.01.   ABI Warranty.......................................................................26
     Section 8.02.   Rejection of Product for Failure to Conform to Specifications......................27
     Section 8.03.   Atrix Inspections..................................................................27

Article IX REGULATORY COMPLIANCE........................................................................28

     Section 9.01.   Maintenance Of Marketing Authorizations............................................28
     Section 9.02.   Adverse Drug Event Reporting and Phase IV Surveillance.............................28
     Section 9.03.   Commercial Sale Testing And Reporting..............................................29
     Section 9.04.   Assistance.........................................................................29
     Section 9.05.   Compliance.........................................................................29

Article X PATENTS.......................................................................................29

     Section 10.01.   Maintenance of Patents............................................................29
     Section 10.02.   Cooperation.......................................................................29
     Section 10.03.   ABI to Prosecute Infringement.....................................................30
     Section 10.04.   Infringement Claimed by Third Parties.............................................30
     Section 10.05.   Third Party Licenses..............................................................30

Article XI REPRESENTATIONS, WARRANTIES AND COVENANTS....................................................31

     Section 11.01.   Corporate Power...................................................................31
     Section 11.02.   Due Authorization.................................................................31
     Section 11.03.   Binding Obligation................................................................31
     Section 11.04.   Ownership of ABI Patent Rights....................................................31
     Section 11.05.   Material Agreements...............................................................31
     Section 11.06.   Orphan Drug Designations..........................................................32
     Section 11.07.   Patent Proceedings................................................................32
     Section 11.08.   Adverse Properties................................................................32
     Section 11.09.   Preservation of Name and Reputation...............................................33
     Section 11.10.   Debarment.........................................................................33
     Section 11.11.   Limitation on Warranties..........................................................33
     Section 11.12.   Limitation of Liability...........................................................33

Article XII COVENANTS OF ATRIX AND ABI..................................................................33

     Section 12.01.   Covenant Not to Launch Competing Product..........................................33
     Section 12.02.   Access to Books and Records.......................................................33



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
     Section 12.03.   Further Actions...................................................................33
     Section 12.04.   Equitable Relief..................................................................34

Article XIII INDEMNIFICATION AND INSURANCE..............................................................34

     Section 13.01.   Atrix Indemnified by ABI..........................................................34
     Section 13.02.   ABI Indemnified by Atrix..........................................................35
     Section 13.03.   Prompt Notice Required............................................................35
     Section 13.04.   Indemnitor May Settle.............................................................35
     Section 13.05.   Insurance.........................................................................36

Article XIV DISPUTE RESOLUTION..........................................................................36

     Section 14.01.   Disputes..........................................................................36
     Section 14.02.   Trial Without Jury................................................................36
     Section 14.03.   Performance to Continue...........................................................36
     Section 14.04.   Provisional Remedies..............................................................37
     Section 14.05.   Determination of Patents and Other Intellectual Property..........................37

Article XV CONFIDENTIALITY..............................................................................37

     Section 15.01.   Confidentiality...................................................................37
     Section 15.02.   Publicity Review..................................................................37

Article XVI MISCELLANEOUS...............................................................................38

     Section 16.01.   No Solicitation...................................................................38
     Section 16.02.   Commercially Reasonable Efforts...................................................38
     Section 16.03.   Notices...........................................................................38
     Section 16.04.   Severability......................................................................39
     Section 16.05.   Entire Agreement/Merger...........................................................39
     Section 16.06.   Amendment.........................................................................40
     Section 16.07.   Counterparts......................................................................40
     Section 16.08.   No Waiver of Rights...............................................................40
     Section 16.09.   Force Majeure.....................................................................40
     Section 16.10.   Further Assurances................................................................40
     Section 16.11.   Assignment and Sublicense.........................................................40
     Section 16.12.   Expenses..........................................................................41
     Section 16.13.   Binding Effect....................................................................41
     Section 16.14.   Governing Law.....................................................................41
     Section 16.15.   Survival of Representations and Warranties........................................41
     Section 16.16.   No Strict Construction............................................................41
     Section 16.17.   Independent Contractors...........................................................41

Exhibit A  --  ABI Patent Rights.........................................................................A-1
Exhibit B  --  Specifications............................................................................B-1
Exhibit C  --  Certificate of Compliance.................................................................C-1


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



                                LICENSE AGREEMENT

         This License Agreement ("Agreement") is made as of September 7, 2001 (the "Effective Date"), by and between Atrix Laboratories, Inc., a Delaware corporation ("Atrix"), with its principal place of business located at 2579 Midpoint Drive, Fort Collins, Colorado 80525-4417, and Amarillo Biosciences, Inc., a Texas corporation ("ABI "), with its principal place of business located at 800 W. 9th Avenue, Amarillo, Texas 79101. ABI and Atrix are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

         WHEREAS, ABI and its contract suppliers have substantial expertise in the production and use of oral interferon alpha ("IFN") and have proprietary rights and Know-How in the field of production, purification and formulation of IFN;

         WHEREAS, ABI is willing to disclose to Atrix the ABI Know-How consisting of human data for oral warts in HIV positive patients and Behcet's Disease and all other data, including safety, bioavailability, and clinical trial data necessary for Atrix to obtain regulatory approval for products for the treatment of oral warts in HIV positive patients and Behcet's Disease in the Territory; and

         WHEREAS, ABI has a non-exclusive worldwide license (except Japan) to market and distribute the oral formulation of HBL IFN, and desires to provide HBL IFN to Atrix on the terms and conditions herein set forth, and Atrix desires to obtain the right to perform clinical trials on, distribute and market HBL IFN on the terms and conditions herein set forth;

         WHEREAS, ABI owns certain proprietary information, intellectual property, Patents and ABI Know-How, and other rights relating to the use of low dose IFN for the treatment of oral warts in HIV positive patients and Behcet's Disease;

         WHEREAS, subject to the terms of this Agreement, ABI desires to grant to Atrix, and Atrix wishes to obtain from ABI, an exclusive license, subject to existing rights, to such Patents, Know-How and related intellectual property rights in the Territory in connection with the Products; and

         WHEREAS, ABI is willing to grant such rights and licenses to Atrix under the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties mutually agree as follows:



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




                                    ARTICLE I

                                   DEFINITIONS

                  (a) The following terms as used in the Agreement shall, unless the context clearly indicates to the contrary, have the meaning set forth below:



         "ABI Know-How" means all Know-How under the Control of ABI as of the Effective Date and at any time during the Term related to (but not claimed under) the ABI Patent Rights and which is necessary or useful to develop, Manufacture and/or commercialize the Product, including all information, reports, results, inventions, materials, and any other technical and scientific data, specifications and formulae directly related to the development, regulatory approval, Manufacture, testing, use, marketing and/or sale of Product, including non-patentable Improvements, and any nonpublic information relevant to the ABI Patent Rights, including preclinical and clinical data from ABI's past, current or future studies, relating to safety or bioavailability, or preclinical or clinical data relating to the use of HBL IFN and/or IFN for oral warts or Behcet's Disease.

         "ABI Patent Rights" means all Patent Rights that are under the Control of ABI as of the Effective Date and at any time during the Term that are necessary or useful to the use, development, Manufacture, marketing, promotion, distribution, sale and/or commercialization of the Products in the Territory for use in the treatment of the Licensed Indications, and Improvements thereto developed by or on behalf of ABI during the Term. The ABI Patent Rights as of the Effective Date are set forth on Exhibit A.

         "ABI Technology" means the ABI Patent Rights and the ABI Know-How.

         "Acceptance for Filing" means Atrix's receipt of a letter issued by the FDA indicating acceptance for filing of an NDA or equivalent marketing application pursuant to Applicable Laws in the United States.

         "Act" means the United States Food, Drug and Cosmetic Act, as amended, and all Regulations thereunder.

         "Affiliate" means any entity which directly or indirectly controls, is controlled by or is under common control with either Atrix or ABI. The term "control" as used in the preceding sentence means the power to direct or control the affairs of such entity by reason of ownership of at least 50% of such entity by voting stock, equity interest, contract or otherwise.

         "Applicable Laws" means all applicable laws, rules, regulations and guidelines within or without the Territory that may apply to the marketing or sale of the Products in the Territory or the performance of either Party's obligations under this Agreement including laws, regulations and guidelines governing the marketing, distribution and sale of the Products in the Territory, to the extent applicable and relevant, and including all cGMP or current Good Clinical Practices standards or guidelines promulgated by the FDA or the Governmental Authorities and including trade association guidelines.



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


         "Approval Letter" means a letter issued by the FDA indicating approval of a product for commercialization, as defined in 21 CFR Section 314.105.

         "Behcet's Orphan Drug Designation" means the orphan drug designation granted to ABI on January 18, 2000 by the FDA for the use of IFN for the treatment of Behcet's Disease.

         "Certificate of Compliance" means the certificate of compliance in the form attached hereto as Exhibit C.

         "CFR" means the United States Code of Federal Regulations.

         "cGMP" means current good manufacturing practices as defined in 21 CFR
Section 110 et seq. and established under the Act and applicable Regulations.

         "Competing Product" means a product for human use that contains IFN and is marketed, distributed or sold in the Territory that is likely to be confused with or used as a substitution for any of the Products, such confusion and likelihood of substitution being determined based on an analysis of factors such as, but not limited to, recommended dosage, similarity in indications for which it is marketed, distributed or sold, or similarity in tradedress or trademarks used in the marketing, distribution or sale thereof.

         "Confidential Information" means any confidential information (including Know-How) of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, Manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic or electronic form. Confidential Information shall not include any information which the receiving Party can prove by competent evidence:

                  (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

                  (b) is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

                  (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d) is independently developed by the receiving Party, as evidenced by its written records, without knowledge of, and without the aid, application or use of, the disclosing Party's Confidential Information; or

                  (e) is the subject of a written permission to disclose provided by the disclosing Party.

         "Control" means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.


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


         "Europe" means the countries located on the European continent and all territories, possessions, commonwealths and dependencies thereof. Such countries include, but are not limited to: Albania, Andorra, Austria, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, Vatican City, and Yugoslavia (Serbia and Montenegro).

         "Existing Licensees" means, as applicable, Pharma Pacific Management Pty, Ltd., HBL and ****, their successors, transferees and licensees.

         "Existing Licenses" means, as applicable, the HBL Agreement, the PPM Agreement and the ****.

         "FDA" means the United States Food and Drug Administration.

         "First Commercial Sale" means the first sale for use, consumption or resale of a Product by Atrix, its Affiliates or its sublicensees in the Territory (excluding any sales for clinical trials). A sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

         "GAAP" means United States generally accepted accounting principles, consistently applied in accordance with past practice.

         "Good Clinical Practices" means good clinical practices as defined in 21 CFR Section 50 et. seq. and Section 312 et. seq.

         "Governmental Approval" means all permits, licenses and authorizations, including Marketing Authorizations, required by the FDA or any other Governmental Authority as a prerequisite to the Manufacturing, packaging, marketing and selling of the Products.

         "Governmental Authority" means any federal, state, local or other government, administrative or regulatory agency, authority, body, commission, court, tribunal or similar entity, including the FDA and other entities in each country in the Territory responsible for the regulation of medicinal products intended for human use.

         "HBL" means Hayashibara Biochemical Laboratories, Inc.

         "HBL Agreement" means the Joint Development and Manufacturing/Supply Agreement by and between HBL and ABI dated as of March 13, 1992, as amended by the First Amendment to Joint Development and Manufacturing/Supply Agreement dated as of January 17, 1996 and the Addendum to Manufacturing/Supply Agreements dated as of May 10, 1996.

         "HBL IFN" means the cell culture derived human lymphoblastoid IFN produced by HBL.




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


         "Hoffman-La Roche Agreement" means the License Agreement dated July 22, 1997 between ABI and Hoffman-La Roche, Inc.

         "Improvements" means any and all developments, inventions or discoveries in the Licensed Indications relating to the ABI Patent Rights developed, or acquired by ABI at any time during the Term and shall include developments intended to enhance the safety and/or efficacy of a Product.

         "**** Agreement" means the ****.



         "Know-How" means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format.

         "Licensed Indications" means only the human indications of oral warts in HIV positive patients and Behcet's Disease treated or treatable by the oral administration of IFN.

         "Manufacture" or "Manufacturing Process" means the storage, handling, production, processing and packaging of the Product, in accordance with this Agreement and Applicable Laws.

         "Marketing Authorization" means all necessary and appropriate regulatory approvals, including Pricing and Reimbursement Approvals, where applicable, to put a Product on the market in the Territory.

         "Material Agreements" means the Existing Licenses, the TAMU License Agreement and the Hoffman-La Roche Agreement.

         "NDA" means a new drug application, biological license application or establishment license application, as applicable, and all amendments and supplements thereto, filed or to be filed, with the FDA seeking authorization and approval to Manufacture, package, ship and sell a Product as more fully described in the Regulations.

         "Net Sales" means ****.



         Components of Net Sales shall be determined in the ordinary course of business in accordance with historical practice and using the accrual method of accounting in accordance with GAAP, but shall not include any sales of a Product for pre-clinical or clinical testing or for other than commercial purposes.

         In the event Atrix transfers a Product to a Third Party in a bona fide arm's length transaction, for consideration, in whole or in part, other than cash or to a Third Party in other than a bona fide





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


arm's length transaction, the Net Sales price for such Product shall be deemed to be the standard invoice price then being invoiced by Atrix in an arms length transaction with similar customers for similar amounts less the items set forth in (a) through (f) above.

         "Oral Wart Orphan Drug Designation" means the orphan drug designation granted to ABI on August 10, 2000 by the FDA for the use of IFN for the treatment of papillomavirus warts in the oral cavity of HIV-positive patients.

         "Orphan Drug Designation(s)" means the Oral Wart Orphan Drug Designation or the Behcet's Orphan Drug Designation or both, as the context requires.

         "Patent Rights" means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisional, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts of the foregoing and all improvements, supplements, modifications or additions.

         "Phase III Study" means a well-controlled study of sufficient size and appropriate design to demonstrate the safety and efficacy of the Product for its intended use.

         "Phase IV" means, as applicable, a study or program designed to obtain additional safety or efficacy data, detect new uses for a drug, or to determine effectiveness for labeled indications under conditions of widespread usage, which is commenced after Government Approval of the Product in the applicable country in the Territory or any such study or program required by the FDA or other applicable Governmental Authority.

         "PPM Agreement" means the PPM/ACC Sublicense Agreement dated April 27, 1995 by and between Pharma Pacific Management Pty, Ltd. and ABI.

         "Pricing and Reimbursement Approvals" means any pricing and reimbursement approval that must be obtained before placing a Product on the market in the territory in which such approval is required.

         "Prime Rate of Interest" means the prime rate of interest published from time to time in The Wall Street Journal as the prime rate; provided, however that if The Wall Street Journal does not publish the prime rate of interest, then the term "Prime Rate of Interest" shall mean the rate of interest publicly announced by Bank of America, N.A., as its prime rate, base rate, reference rate or the equivalent of such rate, whether or not such bank makes loans to customers at, above, or below said rate.

         "Product" or "Products" means a formulation or composition containing IFN and designated, detailed, or labeled for oral use in the treatment of the Licensed Indications.

         "Regulations" means regulations, statutes, rules, guidelines and procedures promulgated by the FDA or other governmental agency pursuant to the Act or other law, including without limitation, those regulations currently contained in Title 21 of the CFR.


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         "Shipment" or "Shipped" means each individual group of Product received by Atrix from ABI or its agent.

         "Specifications" means the specifications for the Products as may be amended from time to time by Atrix on notice to ABI or in compliance with Applicable Laws. The initial Specifications are attached hereto as Exhibit B.

         "TAMU License Agreement" means the License Agreement between The Texas A&M University System and ABI dated March 22, 1988, as amended by Amendment No. 1 dated September 17, 1998.

         "Territory" means the United States, Europe and Canada and all territories, possessions and commonwealths of Canada.

         "Third Party" means any entity other than ABI or Atrix or an Affiliate of ABI or Atrix.

         "Unit" means a single finished dosage form of Product in the form designated by Atrix, which initially, for clinical supplies, shall consist of a 200mg by weight, or 150 international units by activity, tablet or lozenge.

         "United States" means the United States and all territories, possessions and commonwealths of the United States, Puerto Rico, Guam and the U.S. Virgin Islands.

                  (b) Each of the following terms is defined in the Section or under the defined term set forth opposite such term below:


         ABI.......................................................Preamble
         ADE................................................Section 9.02(a)
         Agreement.................................................Preamble
         Atrix.....................................................Preamble
         Behcet's Disease Product..............................Section 2.01
         Clinical Records......................................Section 2.01
         Disputed Amount....................................Section 5.03(a)
         DMF...................................................Section 2.02
         Effective Date............................................Preamble
         Force Majeure........................................Section 16.09
         IFN.......................................................Recitals
         Indemnitee...........................................Section 13.03
         Indemnitor...........................................Section 13.03
         Initial Supply........................................Section 6.01
         Initiating Group.....................................Section 16.01
         Loss.................................................Section 13.01
         Oral Warts Product....................................Section 2.01
         Other Group..........................................Section 16.01
         Parties...................................................Preamble
         Party.....................................................Preamble


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


         Purchase Price........................................Section 7.01
         Representatives......................................Section 15.01
         Royalty Payment Date..................................Section 4.02
         Royalty Statement.....................................Section 4.04
         SEC..................................................Section 15.02
         SOP................................................Section 9.02(c)
         Term..................................................Section 5.01

                  (c) Interpretation. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated "Section" or "Exhibit" is to the corresponding Section or Exhibit of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., "his" "her" "its" "person" or "individual") shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word "or" shall not be applied in its exclusive sense; (iv) "including" shall mean "including, without limitation"; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to "$" or "dollars" shall mean the lawful currency of the United States; (vii) references to "Federal" or "federal" shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms "domestic" and "foreign" shall be determined by reference to the United States; (ix) references to "days" shall mean calendar days; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Denver, Colorado;
         (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages; and (xiii) the terms "Product" and "Products" shall refer to each individual Product and all Products collectively, unless the context clearly indicates otherwise.

                                   ARTICLE II

                            RESEARCH AND DEVELOPMENT


         Section 2.01. ATRIX OBLIGATIONS.

                  (a) Atrix will use commercially reasonable efforts to timely complete at the sole cost and expense of Atrix (i) clinical trials and development of a Product for the treatment of each of the Licensed Indications (referred to herein respectively as the "Behcet's Disease Product" and the "Oral Warts Product"), (ii) animal toxicology and other pre-clinical studies required



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


         for commercial launch of the Products, (iii) Phase III Studies, and
         (iv) other tasks supporting commercialization of the final formulation of the Products.

                  (b) The Parties acknowledge that Atrix shall initially focus its efforts on the development of the Oral Warts Product and after the development thereof will focus its efforts on the development of the Behcet's Disease Product. Atrix shall use commercially reasonable efforts to timely secure any and all Governmental Approvals in the Territory and shall own and maintain all Governmental Approvals and related information as provided herein. The Parties agree and acknowledge that Governmental Approvals for each of the Behcet's Disease Product and the Oral Warts Product will first be sought in the United States and then, subject to receipt of such Governmental Approvals, Canada and Europe using the Governmental Approvals received in the United States. Atrix shall seek Governmental Approval for a Product in Canada no later than 12 months, and in a country in Europe chosen by Atrix in its sole discretion no later than six months, following receipt of an Approval Letter for such Product from the FDA; provided that if clinical trials or studies in addition to those required in connection with the Governmental Approvals for the United States are required for any Governmental Approval in Canada or such country in Europe, Atrix will seek such Governmental Approval in a commercially reasonable time period following receipt of an Approval Letter for a Product from the FDA.

                  (c) Atrix shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of its duties hereunder (including all data in the form required to be maintained under any Applicable Laws), and any subsequent pre-clinical or clinical studies (the "Clinical Records"). The Clinical Records shall be owned by Atrix, shall be considered Confidential Information of Atrix and shall include books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with Atrix's research and development activities with respect to the Products.

                  (d) ABI has the right, upon five business days prior written notice to Atrix, to inspect the Clinical Records upon request and during normal business hours, and Atrix shall, subject to Applicable Laws, provide ABI upon request with a summary of all requested Clinical Records, to the extent reasonably required for the exercise of ABI's rights under this Agreement. ABI may use the Clinical Records and the summaries thereof internally for non-commercial purposes. If ABI wants to provide a Third Party with the Clinical Records or a summary thereof or use information contained in such records for a commercial purpose, ABI shall give Atrix written notice and the Parties will negotiate an agreement therefor, including appropriate compensation to Atrix and confidentiality requirements, in good faith. Notwithstanding the above, ABI may provide HBL with copies of any summaries of Clinical Records provided to ABI by Atrix hereunder provided that HBL agrees in writing to the restrictions set forth in this Agreement with respect to such information.


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         SECTION 2.02.  ABI OBLIGATIONS.

                  (a) As soon as reasonably practicable after the Effective Date, ABI will make available all ABI Know-How to Atrix for Atrix's inspection and at Atrix's request will provide Atrix with a copy of all ABI Know-How in tangible form and a written summary of all ABI Know-How not in tangible form. In the event Atrix requests that more than 1,000 pages be copied in connection with the foregoing, Atrix shall reimburse ABI for ABI's actual out-of-pocket costs for making copies in excess of 1,000 pages. Atrix shall pay ABI such amounts within 30 days following Atrix's receipt of an invoice therefor accompanied by documentation reasonably supporting such invoice.

                  (b) ABI hereby grants to Atrix reference rights to ABI's, and agrees to cause HBL to grant to Atrix rights of reference to HBL's, as the case may be, FDA Drug Master File ("DMF"), when filed, and FDA Investigational New Drug File, when filed, for HBL IFN and agrees to execute or cause HBL to execute any necessary authorization letters in this regard.

                  (c) ABI agrees to maintain, or cause HBL to maintain, the DMF for HBL IFN up-to-date at all times during the Term. ABI shall cooperate fully with Atrix in order to obtain all the Marketing Authorizations which now are or later become necessary to develop, Manufacture, use, market or sell any Product. Such cooperation shall include, but not be limited to, ABI providing Atrix with the ABI Know-How and ABI appearing at and participating in meetings with regulatory agencies at the reasonable request of Atrix to assist Atrix in obtaining such Marketing Authorizations as are now required, or may in the future be required to Manufacture, use, market or sell any Product. ABI shall execute, or cause third parties to execute, upon request by Atrix, any and all documents reasonably necessary to obtain such Marketing Authorizations. Atrix shall reimburse ABI for any reasonable out-of-pocket costs, including reasonable attorney's fees, incurred by ABI in connection with such cooperation.

                  (d) ABI shall provide to Atrix or any sublicensee of Atrix, at Atrix's request and, unless otherwise set forth in this Agreement, sole expense, with any technical assistance reasonably necessary to enable Atrix or such sublicensee to exercise fully its rights and fulfill its obligations under this Agreement.

         SECTION 2.03. AVAILABILITY OF RESOURCES; COOPERATION. Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party hereunder. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective work locations to consult with the other Party on issues arising during the collaboration and in connection with any request from any Governmental Authority, including regulatory, scientific, technical and clinical testing issues.

         SECTION 2.04. ORPHAN DRUG CERTIFICATION. Within ten days after the Effective Date, ABI shall submit a letter to the FDA with a copy to Atrix assigning all of its right, title and interest in and to the Orphan Drug Designations to Atrix, and shall take such other actions necessary or desirable to transfer ownership in the Orphan Drug Designations to Atrix in accordance with Applicable Laws, including 21 CFR Section 316.27.


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         SECTION 2.05. REPORTING OBLIGATIONS OF ATRIX. On or prior to December
31st of each year during the Term of this Agreement Atrix shall provide ABI with a report of ongoing development efforts, including a report of efforts by Atrix with respect to clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which Atrix's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in English and shall be accompanied by samples of labeling, instructions, promotional and other support materials, if any, developed for Atrix's sales force, patients, physicians, or other outside parties.

                                  ARTICLE III

                                     LICENSE

         SECTION 3.01. LICENSE GRANT. Subject to the terms of this Agreement and the Existing Licenses, ABI hereby grants to Atrix:

                  (a) an exclusive (including as to ABI) sublicense, with rights to sublicense, under the ABI Technology to use the ABI Technology to market, advertise, promote, Manufacture, offer for sale, sell, and distribute Products in the Territory; and

                  (b) an exclusive (including as to ABI) sublicense, with rights to sublicense, under all rights granted to ABI pursuant to the HBL Agreement to market, advertise, promote, Manufacture, offer for sale, sell, and distribute Products in the Territory.

         SECTION 3.02. RESTRICTIONS. Atrix shall have the right to use and sell Product only in the Territory and only for use in the treatment of the Licensed Indications. Atrix shall not seek customers, establish any branch or maintain any distribution depot for Product in any country outside the Territory. Atrix shall not sell Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of Atrix, such customer intends to resell such Product in any country outside the Territory.

         SECTION 3.03. RETAINED RIGHTS. ABI retains all rights other than as set forth in this Agreement to HBL IFN and IFN, including without limitation, the right to test, develop, license, sublicense, market, distribute or otherwise use IFN and HBL IFN for treatment of all indications other than the Licensed Indications, and for treatment of the Licensed Indications outside the Territory.

                                   ARTICLE IV

                             PAYMENTS AND ROYALTIES

         SECTION 4.01. INITIAL FEE. On the Effective Date (a) in consideration for the initial supply of lozenges described in Section 6.01, Atrix shall pay to ABI a fee equal to Fifty Thousand Four Hundred Dollars ($50,400) and (b) as an initial license fee, reimbursement of research and patent expenses, and consideration for the assignment of the Orphan Drug Designations to Atrix hereunder, Atrix shall pay to ABI a fee equal to Four Hundred Thirty-Four Thousand Six Hundred Dollars ($434,600), which ABI has allocated as follows:
**** Dollars ($****) to offset research and patent expenses incurred by ABI; **** Dollars ($****) for the assignment hereunder of the Orphan Drug



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

Designations; **** Dollars ($****) as a license fee for the ABI Patent Rights listed under "HBL Patents" on Exhibit A; and **** Dollars ($****) as a license fee for the ABI Patent Rights listed under "Texas A&M Patents" on Exhibit A, each by wire transfer of immediately available funds to an account designated in writing by ABI to Atrix prior to the Effective Date.

         SECTION 4.02. ROYALTY PAYMENTS. During the Term, Atrix will pay ABI a royalty on a Product-by-Product basis equal to ****% of the aggregate Net Sales of each Product in each calendar year. Royalties shall be due and payable 45 days after the end of each calendar quarter (each a "Royalty Payment Date"). Notwithstanding the above, the royalty with respect to a given Product will be reduced to ****% of the aggregate Net Sales of such Product at such time, and for all periods during the Term thereafter, as (i) the FDA revokes the Orphan Drug Designation with respect to such Product or Atrix otherwise loses exclusive rights to market such Product and (ii) there is a Competing Product on the market in the Territory. Atrix may prepay, in whole or in part, any royalties prior to the applicable Royalty Payment Date.

         SECTION 4.03. MILESTONE PAYMENTS. Atrix shall pay to ABI, as licensing fees, the following milestone payments within 30 calendar days after ABI receives notice from Atrix of the occurrence of the specified milestone event with respect to the applicable Product:


                  (a) **** Dollars ($****) 30 days following Atrix's submission of a protocol for a pivotal Phase III Study for the Oral Warts Product; provided that if the FDA places such Phase III Study on clinical hold, such payment shall be due if and when the clinical hold is withdrawn by the FDA;

                  (b) **** Dollars ($****) upon the FDA's Acceptance for Filing of an NDA filed by Atrix for the Oral Warts Product;

                  (c) **** Dollars ($****) following Atrix's receipt of an Approval Letter for the Oral Warts Product; provided that such amount will be reduced to **** Dollars ($****) if prior to Atrix's receipt of such Approval Letter the FDA has either (i) revoked the Orphan Drug Designation with respect to the Oral Warts Product or (ii) failed to grant Atrix exclusive rights to market the Oral Warts Product under 21 CFR Section 316.31;

                  (d) **** Dollars ($****) following Atrix's receipt of an Approval Letter for the Behcet's Disease Product; provided that such amount will be reduced to **** Dollars ($****) if prior to Atrix's receipt of such Approval Letter the FDA has either (i) revoked the Orphan Drug Designation with respect to the Behcet's Disease Product or
         (ii) failed to grant Atrix exclusive rights to market the Behcet's Disease Product under 21 CFR Section 316.31; and

                  (e) **** Dollars ($****) following Atrix's receipt of all required Governmental Approvals to market a Product for human use from the applicable Governmental Authority in any country in Europe; provider, however, that this Section 4.03(e) will only apply with respect to the first Product and the first country in Europe in which such Governmental Approvals are obtained.



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         The Parties currently estimate that the milestone events set forth in subsections (a), (b), (c) and (d) above will occur, if at all, in ****, ****, the fourth calendar quarter of **** and the **** calendar year, respectively. The Parties currently do not have an estimate of when the event set forth in subsection (e) above will occur. The failure to meet such estimates shall not by itself be deemed to be a breach of this Agreement by either Party.

         SECTION 4.04. REPORTS. Atrix shall furnish to ABI a quarterly written report (in sufficient detail to determine the relevant amounts and dates specified in this Section 4.04) on a Product-by-Product basis, which report shall contain at a minimum (a) the calculation of Net Sales; (b) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the First Commercial Sale of any Product; and (e) the exchange rates, if any, used to determine the amount of United States dollars (collectively, the "Royalty Statement"). Reports shall be due on the 45th day following the close of each quarter.

         SECTION 4.05. RECORDS AND AUDITS. During the Term and for a period of two years thereafter or upon written notice to Atrix received prior to the expiration of such two year period as otherwise required in order for ABI to comply with Applicable Law, Atrix shall keep complete and accurate records in sufficient detail to permit ABI to confirm the completeness and accuracy of the information presented in each Royalty Statement and all payments due hereunder. Atrix shall permit an independent, certified public accountant reasonably acceptable to Atrix to audit and/or inspect those records of Atrix (including financial records) that relate to Net Sales for the sole purpose of verifying the completeness and accuracy of the Royalty Statements and the calculation of Net Sales and confirming royalty payments for the Products, during the preceding calendar year. Such inspection shall be conducted during Atrix's normal business hours, no more than once in any 12 month period and upon at least ten days prior written notice by ABI to Atrix. If such accounting firm concludes that such payments were underpaid during the periods reviewed by such accountants, Atrix shall pay ABI the amount of any such underpayments, plus interest at a rate equal to the Prime Rate of Interest, within 30 days of the date ABI delivers to Atrix such accounting firm's report so concluding that such payments were underpaid. If such accounting firm concludes that such payments were overpaid during such period, ABI shall pay to Atrix the amount of any such overpayments, without interest, within 30 days of the date ABI delivers to Atrix such accounting firm's report so concluding that such payments were overpaid. ABI shall bear the full cost of such audit unless such audit discloses an underpayment by more than ****% of the amount due during such period. In such case, Atrix shall bear the full cost of such audit.

         SECTION 4.06. EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments hereunder shall be payable in United States dollars. With respect to each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated in writing by ABI, unless otherwise specified in writing by ABI.

         SECTION 4.07. LATE PAYMENTS. Unless otherwise provided in this Agreement, upon the failure of Atrix to pay any amount due under this Agreement within five days after receipt of notice by Atrix


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


that such amount has become due and payable and has not been paid, Atrix shall pay interest to ABI on such amount from the date such amount is due under this Agreement at the Prime Rate of Interest, calculated on the number of days such payment is delinquent, unless such payment is being disputed by Atrix in good faith pursuant to Section 5.03(a).

         SECTION 4.08. TAXES. All taxes levied on account of the payments accruing to ABI under this Agreement shall be paid by ABI for its own account, including taxes levied thereon as income to ABI. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by Atrix, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to ABI.

                                   ARTICLE V

                              TERM AND TERMINATION

         SECTION 5.01. TERM. This Agreement will take effect on the Effective Date and will expire on a Product-by-Product basis upon the later to occur in the United States of (i) the expiration of the last applicable ABI Patent Right or loss of patent protection for each Product or (ii) the expiration of the Orphan Drug Designation for each Product (the "Term").

         SECTION 5.02. TERMINATION BY ATRIX. Atrix may terminate this Agreement by notice to ABI as follows:

                  (a) at any time with or without cause upon three months prior written notice to ABI;

                  (b) if ABI shall commit any material breach of the provisions of this Agreement; provided however, that: (i) Atrix has first given ABI notice specifying the details of the material breach, and (ii) ABI has not cured such material breach, if such breach is capable of being cured within such time period, within 45 days of the date of notice of the material breach;

                  (c)immediately, if the TAMU License Agreement is terminated;

                  (d) immediately, if the HBL Agreement is terminated; or

                  (e) immediately, if Atrix reasonably determines based upon the clinical trials and after consultation with ABI that receipt of Governmental Approval for a Product is unlikely.

         SECTION 5.03. TERMINATION BY ABI. ABI may terminate this Agreement by notice to Atrix, upon any of the following conditions:

                  (a) if Atrix shall fail to make any payments to ABI on the date on which such payments are due hereunder and such failure continues for more than 15 days after Atrix's receipt of notice of such failure to pay; provided, however, that this subsection (a) shall not apply to any payment, or portion thereof, under this Agreement, which is the subject of a good faith


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


         dispute (a "Disputed Amount") between Atrix and ABI. Any Disputed Amount shall be resolved by the Parties within 30 days from the date Atrix notifies ABI of a good faith dispute; provided, however, if the Disputed Amount cannot be resolved to the mutual satisfaction of the Parties within such 30 day period then either Party may request that the dispute be submitted to the Chief Executive Officers of ABI and Atrix, respectively, or their designees, for joint resolution. If the Disputed Amount is not jointly resolved by the Parties' Chief Executive Officers, or their designees, within ten days after the submission thereto, then ABI shall be entitled to pursue any and all remedies at law available to it. In no event will the dispute resolution period for the activities set forth above exceed a maximum of 60 days unless otherwise agreed in writing by the Parties. Further, Atrix may in its discretion elect to pay any such Disputed Amount and in the event such amount is finally determined not to have been payable by Atrix, ABI shall reimburse Atrix for such amount, without interest;

                  (b) if Atrix shall fail to deliver to ABI a Royalty Statement by the Royalty Payment Date and shall fail to cure such default within 15 days after notice from ABI with respect thereto;

                  (c) if Atrix shall commit any material breach of the provisions of this Agreement other than a breach set forth in subsections (a) or (b) above, provided that ABI has first given Atrix notice specifying the details of the material breach, and Atrix has not cured such material breach, if such breach is capable of being cured within such time period, within 45 days of the effective date of such notice; or

                  (d) if Atrix has not, due solely to the act or omission of Atrix or its agents or Affiliates, filed a protocol for a pivotal Phase III Study for the Oral Warts Product with the FDA on or prior to the second anniversary of the Effective Date.

         SECTION 5.04. TERMINATION UPON CERTAIN EVENTS. This Agreement may be terminated by the Party specified below immediately upon written notice to the other Party of the occurrence of either of the following events:

         (a) by either Party upon a cessation of operations in the ordinary course of the other Party or the institution by or against such Party as debtor of any proceeding (whether voluntary or involuntary) in bankruptcy or for dissolution, liquidation, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator (or the equivalent thereof in the jurisdiction in question) or any other proceeding under the law for the relief of debtors, if, in the case of an involuntary proceeding, the same shall not have been dismissed or stayed within 45 days after its institution; or

         (b) by either Party if the other Party makes an assignment for the benefit of, or arrangement with, its creditors or becomes unable to pay its debts as they become due.

         A Party's failure to terminate this Agreement for any of the reasons specified in this Section 5.04 shall not in any way be deemed a waiver of such Party's rights in respect thereof or otherwise limit its rights to enforce the obligations hereunder.

         SECTION 5.05. REMEDIES. All of the non-breaching Party's remedies shall be cumulative, and the exercise of one remedy hereunder by the non-defaulting Party shall not be deemed to be an



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election of remedies. These remedies shall include the non-breaching Party's right to sue for damages for such breach without terminating this Agreement.

         SECTION 5.06. EFFECT OF TERMINATION. Except as otherwise set forth in
Section 5.01 and except with respect to termination by Atrix pursuant to Sections 5.02(b) through 5.02(d), in the event of termination of this Agreement:

                  (a) Each Party shall not thereby be discharged from any liability or obligation to the other Party that became due or payable prior to the effective date of such termination;

                  (b) Atrix shall discontinue, and shall cause its Affiliates and sublicensees to discontinue, the sale of the Products and shall assign any sublicenses granted hereunder, the Orphan Drug Designations assigned to Atrix by ABI pursuant to Section 2.04, and any Marketing Authorizations received by Atrix for the Products, to ABI;

                  (c) In the event of termination by ABI under Section 5.03, all duties of ABI (other than under Section 5.09) and all rights (but not duties) of Atrix (other than under Section 5.09) under this Agreement shall immediately terminate without the necessity of any action being taken either by ABI or by Atrix; and

                  (d) Atrix shall have a period of six months to sell off its inventory of Product existing on the date of termination of this Agreement and shall pay royalties to ABI with respect to such Product within 30 days following the expiration of such six-month period.

         SECTION 5.07. EFFECT OF EXPIRATION OR TERMINATION BY ATRIX. Following expiration of this Agreement pursuant to Section 5.01 or termination by Atrix pursuant to Sections 5.02(b) through 5.02(d), ABI shall be deemed to have granted to Atrix and Atrix shall be deemed to have, without any further action of either Party, a fully paid-up, exclusive (including as to ABI) license under ABI's rights to the ABI Technology existing as of the date of such expiration or termination to exercise Atrix's rights hereunder.

         SECTION 5.08. BANKRUPTCY. In the event that ABI as a debtor in possession, or a trustee in bankruptcy under the U.S. Bankruptcy Code, rejects this Agreement or Atrix's right to continue the licenses under this Agreement, Atrix may elect to retain its license rights under the Agreement by paying all applicable fees, and otherwise acting in accordance with Section 365(n) of the U.S. Bankruptcy Code. Thereafter, neither ABI as debtor in possession, nor a trustee in bankruptcy, shall interfere with the rights of Atrix to use the ABI Technology under this Agreement.

         SECTION 5.09. CONTINUING OBLIGATIONS. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as otherwise set forth in this Agreement, the obligations and rights of the Parties under Articles XI, XIII (other than Section 13.05), XIV (other than Section 14.03), XVI and Sections 5.06-5.10,
12.04 and 15.01 (for the period set forth therein) shall survive expiration or termination of this Agreement.

         SECTION 5.10. RETURN OF CONFIDENTIAL INFORMATION. Except to the extent necessary for Atrix to exercise its rights to the ABI Technology under Sections
5.07 and 5.08, within 30 days following



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the expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, upon the written request of the other Party, any and all Confidential Information of the other Party in its possession and upon a Party's request, such destruction (or delivery) shall be confirmed in writing to such Party by a responsible officer of the other Party. Notwithstanding the provisions of this Section 5.10, either Party may retain one (1) copy of such Confidential Information for the sole purpose of determining its continuing confidentiality obligation to the other Party under this Agreement.

                                   ARTICLE VI

                   SUPPLY, MANUFACTURE AND PURCHASE OF PRODUCT

         SECTION 6.01.SUPPLY OF CLINICAL SAMPLES. Subject to the terms of this Agreement, ABI agrees to Manufacture or cause to be Manufactured for, and sell exclusively to Atrix in the Territory, Atrix's total requirements for the Product in the Territory on the terms and conditions set forth herein. ABI shall provide Product in either bulk or Unit form as directed in a forecast by Atrix, in Atrix's sole discretion. Specifically, ABI shall supply clinical trial samples of HBL IFN lozenges for clinical trials, including an initial supply of **** HBL IFN lozenges to Atrix at a designated sale price of $**** per Unit (the "Initial Supply"), which amount shall be deemed paid by Atrix upon payment of the initial fee under Section 4.01. Each lozenge provided as part of the Initial Supply shall have an expiration date, if refrigerated, of no earlier than October 31, 2003. Additional samples of Product for clinical trials, if any, shall be provided to Atrix by ABI at Atrix's request. Subject to notice to and prior written approval of Atrix, which approval shall not be unreasonably withheld, conditioned or delayed, ABI may, at its sole expense, subcontract any part of the Manufacturing Process for the Product to Third Parties provided the Product and the facilities used to Manufacture the Product continue to meet the requirements set forth in this Agreement. If subcontracting is initiated by ABI, ABI will bear the cost of validation and necessary stability work.

         SECTION 6.011. SUPPLY AND MANUFACTURING RIGHTS.

                  (a) Notwithstanding Section 6.01, during the Term, Atrix shall have the right to purchase Product from ABI in accordance with the terms of this Agreement or negotiate directly with HBL, subject to
         Section 6.02(b), and/or any substitute supplier of IFN to supply IFN (or any component thereof) or any other component of the Product directly to Atrix. During the Term, Atrix also shall have the right to substitute vendors in any step in the Manufacturing Process in accordance with the Marketing Authorizations and Applicable Law. In the event that Atrix exercises any of the rights of substitution set forth in this Section 6.02 Atrix shall: (a) bear sole responsibility for compliance with all Applicable Laws relating to such substitution and
         (b) provide ABI with 30 days prior written notice of its decision, which notice shall set forth the effective date of such substitution. As of the effective date of such substitution, the applicable provisions of the Agreement that relate to ABI's obligation to Manufacture Product shall automatically terminate; provided that Atrix shall retain all rights, if any, arising thereunder prior to such termination. ABI shall provide Atrix, at Atrix's expense, with reasonable assistance in the exercise of its rights under this Section 6.02.


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                  (b) At any time during the Term, Atrix may negotiate and enter into an agreement with HBL pursuant to which HBL will supply Atrix with IFN provided that any such agreement will provide that HBL will not supply Atrix with IFN until such time as Atrix notifies HBL that (i) this Agreement has been terminated by Atrix pursuant to Sections
         5.02(b) through 5.02(d) or 5.04, or (ii) Atrix has made a good faith determination that ABI will not be able to satisfy its obligations under this Agreement. Further, in connection with the foregoing, ABI agrees to enter into an amendment of the HBL Agreement with HBL to amend the exclusive nature of the HBL Agreement to allow for the foregoing and further agrees to execute such other agreements, documents or other instruments as are reasonably requested by Atrix in connection with the provisions of this Section 6.02(b).

         SECTION 6.03. QUALITY ASSURANCE. ABI shall Manufacture or cause to be Manufactured the Product in accordance with the Specifications and this Agreement. ABI shall promptly notify Atrix in writing of any changes required by a Governmental Authority in the Specifications or Atrix's quality assurance procedures that would render ABI or its supplier unable to supply the Product in accordance with the terms of this Agreement. The Parties agree to develop and execute an appropriate action plan in such situation. Any additional costs or expenses shall be shared between the Parties in such proportion as is equal to each Party's relative fault in causing such change or changes to occur; provided, however, that if the Parties cannot reach an agreement in good faith as to the relative fault of each Party or if neither Party is at fault, such additional costs and expenses shall be born equally by the Parties.

         SECTION 6.04. ABI'S DUTIES. ABI agrees to furnish to Atrix with every Shipment a written certificate of analysis and Certificate of Compliance that confirms conformity of the Product to the Specifications and this Agreement. Atrix shall analyze each Shipment promptly upon receipt in accordance with
Section 8.02. In addition, ABI shall:

                  (a) provide Atrix with written sampling and testing procedures used by ABI or its manufacturer to assure that the Product conforms to the Specifications;

                  (b) retain a sample of each batch of Product for a period equal to the greater of (i) one year after the date of Manufacture of such batch of Product or (ii) such period as required by Applicable Laws. Upon the request of Atrix, ABI shall make such samples available to Atrix for inspection. The retained sample shall be sufficient in size to allow Atrix to perform tests to determine whether the Product meets the Specifications. ABI shall store the retained sample in accordance with the Specifications and Applicable Law;

                  (c) maintain records to ensure Atrix's ability to perform a complete lot history via lot tracing of the Product;

                  (d) keep on file all manufacturing records and analytical results pertaining to the Manufacture of each batch of Product for a period expiring not earlier than one year after the expiration date of the last lot of the last batch of Product Manufactured and Shipped to Atrix. ABI shall make, and shall cause any Third Party manufacturer to make, such records available to Atrix upon request;



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                  (e) provide Atrix with notice within 48 hours following ABI's receipt of notification of any scheduled inspection, and as soon as possible following ABI's receipt of notification of any unscheduled inspection, by any Governmental Authority of ABI's facilities, books or records, or of the facilities, books or records of any subcontractor being utilized by ABI to perform any portion or all of the Manufacture or development of the Product. ABI shall inform such Governmental Authority that Atrix may desire to be present at such inspection; provided that Atrix's right to be present is subject to approval by such Governmental Authority and subject to Atrix being available at the time and date established by such Governmental Authority and, with respect to any inspection of HBL's facilities, HBL's consent to the presence of Atrix at such inspection. ABI shall use reasonable efforts to secure a time and date for such inspection that is reasonably acceptable to Atrix; provided, however, that ABI alone shall have the right to make the final decision on all such matters;

                  (f) maintain at its expense any and all licenses, permits and consents necessary or required to perform its obligations under this Agreement; and

                  (g) ensure that all Product delivered, other than the Initial Supply as set forth in Section 6.01, has a remaining shelf life from the time of manufacture of not less than five years if refrigerated to at least 2-8(Degree) Centigrade or two years, if not so refrigerated.

         SECTION 6.05. FAILURE TO SUPPLY.

                  (a) ABI shall immediately notify Atrix if ABI is unable to fill any purchase order placed by Atrix pursuant to Section 7.06, and advise Atrix of the revised delivery date. Atrix shall then have the option of terminating the purchase order without obligation of payment or of accepting the revised delivery date. If ABI is unable to cure to Atrix's reasonable satisfaction the circumstances giving rise to such failure within 15 business days after such notice, Atrix shall not be obligated to purchase any further Product from ABI under the then existing forecasts.

                  (b) Notwithstanding the foregoing, ABI shall not be deemed to be unable to fill any order placed by Atrix if ABI's inability to fill any order arises as a result of a 50% increase in Atrix's order over Atrix's immediately prior forecast. For example, if Atrix's forecast for the initial three month period was for 100 Units and Atrix's forecast for the second three month period was for 200 Units, then, if after the time the second three month forecast becomes firm pursuant to
         Section 7.06(a)(i), Atrix changed its forecast by the maximum amount allowed of 100 Units (i.e., 50% times 200 Units), ABI would not be deemed to be unable to supply Product for any amount in excess of 300 Units for such three month period.

         SECTION 6.06. ALLOCATION. If ABI is unable to supply all of the requirements of the Product, and quantities ordered by Atrix in accordance with
Section 7.06, then ABI shall allocate the resources available to it so that Atrix receives at least its proportional share of available supplies as determined based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of Atrix.


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         SECTION 6.07. RECORDS AND AUDITS. During the Term and for a period of two years thereafter or such longer period as is required in order for Atrix to comply with Applicable Law, ABI shall keep complete and accurate records in sufficient detail to permit Atrix to confirm the completeness and accuracy of the information presented in each invoice sent to Atrix pursuant to this Agreement and all payments made by Atrix relying on such invoices hereunder. ABI shall permit an independent, certified public accountant reasonably acceptable to ABI to audit and/or inspect those records of ABI (including financial records) that relate to such invoices for the sole purpose of verifying the completeness and accuracy of such invoices during the preceding calendar year. Such inspection shall be conducted during ABI's normal business hours, no more than once in any 12 month period and upon at least ten days prior written notice by Atrix to ABI. If such accounting firm concludes that such payments were overpaid during the periods reviewed by such accountants, ABI shall pay Atrix the amount of any such overpayments, plus interest at a rate equal to the Prime Rate of Interest, within 30 days of the date Atrix delivers to ABI such accounting firm's report so concluding that such payments were overpaid. Atrix shall bear the full cost of such audit unless such audit discloses an overpayment by more than ****% of the amount due during such period. In such case, ABI shall bear the full cost of such audit.

                                   ARTICLE VI

                                PURCHASE AND SALE

         SECTION 7.01. PURCHASE PRICE AND PAYMENT. Except for Atrix's rights to use an alternate supplier as set forth in Section 6.02, ABI shall sell, and Atrix shall purchase, Product at a purchase price equal to, except as set forth in Section 6.01 with respect to the Initial Supply, the actual amount (exclusive of the Royalties as defined in the HBL Agreement) paid to HBL under the HBL Agreement as in effect on the Effective Date and all other reasonable costs of Manufacture actually paid by ABI to Third Parties with respect to such Product for all Product supplied by ABI to Atrix pursuant to this Agreement (the "Purchase Price"). ABI shall invoice Atrix monthly for all Product Shipped by ABI to Atrix, which invoice shall be accompanied by reasonable documentation, i.e., invoices from Third Parties paid by ABI, supporting the amounts set forth in the invoice, and payment shall be due 30 days from receipt of the invoice.

         SECTION 7.02. LABELING AND ARTWORK.

                  (a) After execution of this Agreement, ABI shall review and comment on any labeling and proposed changes to the labeling of the Product and shall be entitled to participate in discussions with the Governmental Authorities concerning any labeling or proposed labeling change so long as Atrix is purchasing the Product from ABI. Notwithstanding the above, Atrix shall make the final decision with regard to any labeling or labeling revisions.

                  (b) Both Parties will approve all artwork developed for inclusion in the Product packaging, including carton labels, package inserts, etc., which approval will not be unreasonably withheld, conditioned or delayed by either Party. If Atrix wishes to institute changes in labeling artwork, both Parties will develop a mutually acceptable implementation schedule. The actual cost of implementing such change will be at Atrix's sole cost and



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         expense, including any materials made obsolete by Atrix's changes to the artwork. Neither Party shall alter, change or in any way modify the artwork, which has previously been approved, for any reason, without prior written authorization from the other Party, which approval will not be unreasonably withheld, conditioned or delayed, and provided that such approved artwork shall conform to all Applicable Laws.

         SECTION 7.03. PURCHASE FORMS. Purchase orders, purchase order releases, confirmations, acceptances and similar documents submitted by a Party in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the terms of the Agreement. To the extent of any conflict or inconsistency between this Agreement and any such document, the terms of this Agreement shall govern.

         SECTION 7.04. CONFIRMATION. ABI shall confirm each purchase order within ten business days from the date of receipt of a purchase order and shall supply the Product within a maximum of 30 days from the date of acceptance of a purchase order, or later if so specified in the purchase order. Failure of ABI to confirm any purchase order shall not relieve ABI of its obligation to supply Product ordered by Atrix in conformity with this Agreement.

         SECTION 7.05. DELIVERY. Delivery terms for Product shall be FOB ABI's or its subcontractor's facility, which is currently located in Mississauga, Ontario, Canada, or such other location as Atrix may agree to in writing. ABI shall ship Product in accordance with Atrix's purchase order form or as otherwise directed by Atrix in writing. Title to any Product purchased by Atrix shall pass to Atrix upon the earlier of (a) a common carrier accepting possession or control of such Product, or (b) passage of such Product from the loading dock of ABI's or its subcontractor's facilities to Atrix or its agent.

         SECTION 7.06.  FORECASTS AND ORDERS.

                  (a) Not later than six months following submission of the NDA for a Product or other applicable regulatory filing on a country-by-country basis, Atrix will provide ABI with a 12 month forecast of Atrix's requirement of each Product, which forecast will include designation of whether such Product shall be provided in bulk or Unit form, for which an NDA, or other applicable regulatory filing, has been submitted, on a Product-by-Product basis, as follows:

                           (i) During the period commencing six months following
                  submission of an NDA, or other applicable regulatory filing, for a Product through the end of the fourth full calendar quarter following the First Commercial Sale of that Product, the forecasts shall be provided quarterly, no less than 45 days prior to the beginning of each quarter. Said requirements will be based on standard production planning parameters, including sales forecasts, sales demand forecasts, promotional forecasts, inventory requirements, and the like. The first two quarters of the 12 month forecast will be stated in monthly requirements. The second two quarters of the 12 month forecast will be total requirement by stock keeping unit and will be stated as quarterly requirements. The first three months of the 12 month forecast will be firm orders to purchase. The second three months will be allowed to be flexed from the previous



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                  forecast by plus or minus 25% per month until fixed by the subsequent forecast; provided that the aggregate adjustment from the quantity set forth in the previous forecast for such three month period shall not exceed 50% in aggregate during that three month period. For example, if Atrix's forecast for the first three months was for 100 Units and its forecast for the second three months was for 200 Units, the maximum number of Units Atrix could order at the time the second three month period becomes fixed would be 300 Units (i.e., 50% of 200 Units plus the 200 Units originally forecast). The last two quarters of any 12 month forecast will be an estimate and not binding.

                           (ii) Following the end of the fourth full calendar
                  quarter following the First Commercial Sale of a Product, Atrix will provide to ABI a rolling 12 month forecast for each Product with the first three months of the rolling 12 month forecast a firm order to purchase. Each forecast under this subsection (ii) shall be provided monthly, no less than 20 days prior to the beginning of each month. All orders will be for full batch quantities.

                  (b) It is understood that ABI will not maintain Product inventory in excess of the applicable forecast, but will produce Product upon receipt of that portion of Atrix's forecasts that constitute firm orders to purchase.

                  (c) Atrix agrees to purchase a sufficient amount of Product to enable Atrix to carry sufficient inventory to allow for fluctuations in sales demand so as to allow ABI reasonable lead time to meet increased demand. ABI will use commercially reasonable efforts to meet any increase in demand in excess of the allowed adjustment, but will not be obligated to do so. All forecasts will be made by Atrix to ABI in good faith based upon standard commercial parameters. From time to time after the Effective Date, the Parties shall consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, negotiate in good faith to revise such schedule.

                                  ARTICLE VIII

                       WARRANTY, REJECTION AND INSPECTIONS

         SECTION 8.01. ABI WARRANTY. ABI represents and warrants to Atrix that the Products delivered pursuant to this Agreement (a) shall comply with the Specifications and this Agreement and conform to the certificate of analysis for each such Product; (b) are not adulterated or misbranded under Applicable Laws; and (c) at the time of Manufacture and Shipment to Atrix, will be and are free from any failure or defects.

         EXCEPT AS OTHERWISE SET FORTH HEREIN, ABI MAKES NO OTHER WARRANTIES OF ANY OTHER KIND, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS OF THE PRODUCT FOR ANY PURPOSE, AND ABI EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EITHER EXPRESSED OR IMPLIED.




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         SECTION 8.02. REJECTION OF PRODUCT FOR FAILURE TO CONFORM TO
SPECIFICATIONS. Atrix shall have 45 days after the receipt of any Shipment to determine conformity of the Shipment to the Specifications and/or Applicable Laws, except for hidden defects. A "hidden defect" shall mean a defect in the Product not discovered by Atrix during its testing of the Product in accordance with generally accepted industry testing procedures and which would not be a defect normally expected to be discovered in accordance with such testing. If testing of such Shipment shows a failure of the Shipment to meet the Specifications and/or Applicable Laws, Atrix may return the entire Shipment, or any portion thereof, to ABI at ABI's expense within a reasonable time following the above described testing, provided that notice of non-conformity is received by ABI from Atrix within 45 days of Atrix's receipt of said Shipment. Atrix shall have the right to request that ABI provide to Atrix, within 30 days after such notice is received by it, Product that meet the Specifications and Applicable Laws or to promptly provide Atrix with full credit for the Purchase Price paid by Atrix for the returned Product. In the case of a hidden defect, Atrix shall have the right to request that ABI provide to Atrix, within thirty
(30) days after a notice concerning a hidden defect is received by Atrix, Product that meets the Specifications and Applicable Laws or to promptly provide Atrix with full credit for the Purchase Price paid by Atrix for the returned Product. In either case, the cost of freight and handling to return or replace Product or shall be at the expense of ABI. If Atrix does not notify ABI of the non-conformity of the Product within 45 days of receipt of said Shipment, the Product shall be deemed to meet the Specifications (including those related to packaging of the Products) and Applicable Laws, except with respect to hidden defects. Notwithstanding anything in this Agreement to the contrary, the Parties may agree to a return of the Product or an adjustment in the Purchase Price in the event of any failure or defect in the Product. Should there be a discrepancy between Atrix's test results and the results of testing performed by ABI, such discrepancies shall be finally resolved by testing performed by an independent Third Party mutually agreed upon by Atrix and ABI. The costs of such testing shall be borne by the Party against whom the discrepancy is resolved. In the event Product have been previously returned to ABI and such independent Third Party determines that the Product meets the Specifications, Atrix shall be responsible for all costs associated with the return.

         SECTION 8.03. ATRIX INSPECTIONS. ABI shall, and shall cause HBL or other subcontractors of ABI used to Manufacture the Product to, upon reasonable (but not less than ten days) prior written notice by Atrix and during normal business hours, allow Atrix to inspect and audit ABI's facilities and the facilities of HBL or other subcontractors of ABI used to Manufacture the Product, twice annually, to confirm that the such facilities and the equipment, personnel and operating and testing procedures used by ABI or such subcontractors in the Manufacture, testing, storage and distribution of the Product are in compliance with Applicable Laws and the Governmental Approvals; provided that such inspection does not interfere with ABI's or such subcontractor's normal operations or cause ABI or such subcontractor's to violate or be in breach of any confidentiality agreements with any Third Parties.




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                                   ARTICLE IX

                              REGULATORY COMPLIANCE

         SECTION 9.01 MAINTENANCE OF MARKETING AUTHORIZATIONS. Atrix will own all Marketing Authorizations. Atrix agrees, at its sole cost and expense, to maintain the Marketing Authorizations including obtaining any variations or renewals thereof, including all fees and licenses, including user fees, related to the Manufacture of the Product by Atrix. Each Party agrees that neither it nor its Affiliates or permitted sublicensees will do anything to adversely affect a Marketing Authorization.

         SECTION 9.02.  ADVERSE DRUG EVENT REPORTING AND PHASE IV SURVEILLANCE.

                  (a) Each Party, including its permitted sublicensees, shall advise the other Party, by telephone or facsimile, immediately but in no event later than 24 hours after a Party, or its sublicensees, becomes aware of any potentially serious or unexpected adverse event (including adverse drug experiences, as defined in Applicable Laws) involving the Product (each, an "ADE"). Such advising Party shall provide the other Party with a written report delivered by confirmed facsimile of any adverse reaction, stating the full facts known to such Party, including customer name, address, telephone number, batch, lot and serial numbers, and other information as required by Applicable Laws. During the Term, Atrix shall have full responsibility for (i) monitoring such adverse reactions; and (ii) data collection activities that occur between Atrix and the patient or medical professional, as appropriate, including any follow-up inquiries which Atrix deems necessary or appropriate.

                  (b) In the event either Party requires information regarding adverse drug events with respect to reports required to be filed by it in order to comply with Applicable Laws, including obligations to report ADEs to the Governmental Authorities, each Party agrees to provide such information to the other on a timely basis.

                  (c) The Parties agree to follow Atrix's standard operating procedure for reporting and identifying adverse drug reactions (the "SOP") in effect from time to time, a copy of which Atrix will provide to ABI. In the event the SOP is modified or amended during the Term, Atrix shall provide ABI with copies of any such modification or amendment to the SOP for ABI's prior approval, which will not be unreasonably withheld, conditioned or delayed, at least five business days prior to such amendment taking effect. Atrix shall designate a qualified person under Applicable Laws to be responsible for ADE reporting in each country in the Territory.

                  (d) If the report of an ADE causes a Governmental Authority to request a labeling revision as a result of an ADE or that a Phase IV surveillance program be conducted, then the Parties shall promptly enter into discussions and shall mutually agree on all of the material terms and conditions of such labeling revision or Phase IV surveillance program; provided, however the costs of such labeling revision or Phase IV surveillance program shall be paid by Atrix. Atrix shall have the authority to make the final decision with regard to any labeling revisions provided that Atrix will consider, in making its decision, the effect any such labeling revisions will have on the marketing and sale of the Product outside the Territory. Atrix agrees that should Applicable Laws require that any such interim data and results from such Phase IV surveillance programs be prepared in written form, Atrix shall comply with such requirements and provide all such information in writing to ABI and the Governmental


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         Authorities in accordance with Applicable Laws. Atrix further agrees that ABI shall have the right to incorporate, refer to and cross-reference such results and underlying data in any regulatory filing or any other filing or requirement ABI is required to undertake with respect to the Product, if any.

         SECTION 9.03. COMMERCIAL SALE TESTING AND REPORTING. If, after the date of First Commercial Sale in any country in the Territory, a Governmental Authority requires (a) additional testing, modification or communication related to approved indications of the Product or (b) Atrix to conduct a Phase IV study as a condition to receiving a Marketing Authorization, then Atrix shall design and implement any such testing, modification or communication and the costs shall be paid by Atrix.

         SECTION 9.04. ASSISTANCE. Each Party shall provide reasonable assistance to the other at the other's request, in connection with their obligations pursuant to this Article IX, subject to reimbursement of all of its out-of-pocket costs by the requesting Party.

         SECTION 9.05. COMPLIANCE. Atrix shall be responsible for compliance with Applicable Laws and the Governmental Approvals relating to the design, possession, promotion, marketing, sale, advertising and distribution of the Products and Units, including obtaining all necessary permits, licenses and any other requirements relating to the import, sale and distribution of the Products. ABI shall be responsible for compliance with Applicable Laws and Governmental Approvals relating to the Manufacture of the Products, as applicable, and with cGMP relating to the Manufacture and testing of the Products, as applicable. Atrix and ABI shall comply with all Applicable Laws within the Territory as set forth in this Agreement, including the provision of information by Atrix and ABI to each other necessary for ABI and Atrix to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from, or inspections by, the FDA, or other Governmental Authority, which relate to or may impact the Product or the Manufacture of the Product or the sales and marketing of the Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by the FDA or other Governmental Authority.

                                   ARTICLE X

                                    PATENTS

         SECTION 10.01. MAINTENANCE OF PATENTS. ABI shall, at ABI's expense, maintain and protect the ABI Patent Rights in the Territory during the Term; provided however, that upon written request by ABI, Atrix shall, at no cost or expense to Atrix, provide such assistance as may be necessary to enable ABI to comply with the administrative formalities necessary to maintain any ABI Patent Rights.

         SECTION 10.02 COOPERATION. Atrix shall, at no cost or expense to Atrix, make available to ABI or its authorized attorneys, agents or representatives, its employees, agents or consultants necessary or appropriate to enable ABI to file, prosecute and maintain patent applications for a period of time sufficient for ABI to obtain the assistance it needs from such personnel.


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         SECTION 10.03. ABI TO PROSECUTE INFRINGEMENT. During the Term, each
Party shall give prompt notice to the other of any Third Party act that may infringe the ABI Patent Rights and shall cooperate with each other to terminate such infringement without litigation. ABI shall, at its sole expense, prosecute the judicial or administrative proceedings against such Third Party infringement. Atrix shall provide such assistance and cooperation to ABI as may be necessary to successfully prosecute any action against Third Party infringement at ABI's expense and may deduct the expenses thereof from any amounts payable to ABI under this Agreement.

         In the event ABI fails to institute proceedings and terminate any Third Party infringement of the ABI Patent Rights within 45 days after the later of
(i) receiving notice from Atrix of any such infringement or (ii) sending notice to Atrix of such infringement, Atrix may take (but shall have no obligation to do so) such action as it deems appropriate, including without limitation, the filing of a lawsuit against such Third Party. In such event ABI will provide such assistance and cooperation to Atrix as may be necessary, at ABI's expense, and Atrix may deduct all costs and expenses incurred in connection with such action, not otherwise recovered in connection with such action or paid or reimbursed to Atrix, from any amount payable to ABI under this Agreement and retain all amounts awarded in such action. Atrix may settle any such claim so long as the terms of such settlement do not impair ABI's rights hereunder or ABI's rights in the ABI Technology.

         SECTION 10.04. INFRINGEMENT CLAIMED BY THIRD PARTIES. In the event a Third Party commences, or threatens to commence, a judicial or administrative proceeding against a Party to this Agreement and such proceeding claims that the ABI Technology infringes such Third Party's intellectual property rights, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party. ABI shall, at its sole expense, defend such claims or proceedings and Atrix shall provide such assistance and cooperation to ABI as may be necessary to successfully defend any such claim or proceeding at ABI's expense. ABI may settle any such claim so long as the terms of such settlement contains a complete release of Atrix and do not impair Atrix's rights hereunder, increase the costs to Atrix hereunder or require any relief other than monetary damages. Notwithstanding the above, if such claim or proceeding relates to or arises from the actions, activities or omissions of Atrix other than the use by Atrix of the ABI Technology, then Atrix shall defend such claims or proceedings, at Atrix's sole expense, and Atrix shall indemnify ABI for any liabilities, costs and expenses, including, without limitation, attorneys' fees, incurred with respect to such claim or proceeding.

         SECTION 10.05. THIRD PARTY LICENSES. If the Manufacture, marketing, advertising, promotion, distribution, use, sale, offer for sale or import by Atrix of a Product in any country in the Territory would, in the reasonable opinion of Atrix, after consultation with ABI, infringe a patent owned by a Third Party and Atrix has obtained or will obtain a license under such patent, **** of any payments made by Atrix to such Third Party shall be deductible from royalty or other payments due from Atrix to ABI pursuant to this Agreement.


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                                   ARTICLE XI

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         SECTION 11.01. CORPORATE POWER. Each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         SECTION 11.02. DUE AUTHORIZATION. Each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         SECTION 11.03. BINDING OBLIGATION. Each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

         SECTION 11.04. OWNERSHIP OF ABI PATENT RIGHTS. As of the Effective Date, ABI represents and warrants that (a) it has all right, title and interest in and to HBL IFN and the ABI Technology necessary to grant Atrix the licenses hereunder, (b) except for those rights granted to Existing Licensees under the Existing Licenses and except with respect to Atrix, it has not granted any license to any Third Party under the ABI Technology (or any component thereof) and is under no obligation to grant any such license, (c) there are no outstanding liens, encumbrances, agreements or understanding of any kind, either written, oral or implied, regarding either the ABI Technology, any component thereof or the rights of ABI in and to HBL IFN pursuant to the HBL Agreement.

         SECTION 11.05  MATERIAL AGREEMENTS. ABI represents and warrants that:

                  (a) each Material Agreement is valid, binding, and enforceable in accordance with its terms against ABI and, to the knowledge of ABI, each other party thereto, and is in full force and effect;

                  (b) ABI has performed in all material respects all obligations imposed on it under each Material Agreement and neither ABI nor to the knowledge of ABI, any other party to a Material Agreement is in material default under any Material Agreement nor is there any event that with notice or lapse of time, or both, would constitute a material default by ABI, or, to the knowledge of ABI, any other party thereunder;

                  (c) true and complete copies of each Material Agreement, including any amendments thereto, have been delivered to Atrix or its counsel by ABI;

                  (d) each of the HBL Agreement, the TAMU Agreement and the Hoffman-La Roche Agreement were duly and validly executed in accordance with Applicable Law and no Person is materially renegotiating any amount paid or payable under either agreement or any material term or provision of the HBL Agreement, the TAMU Agreement or the Hoffman-La Roche Agreement, except for the amendment to the HBL Agreement described in subsection (g) below;



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                  (e) ABI has complied with the terms and conditions of each of the HBL Agreement, the TAMU Agreement and the Hoffman-La Roche Agreement and has made all necessary payments required to maintain such agreements in full force and effect;

                  (f) ABI has no knowledge of the existence of any facts or circumstances that could result in either the HBL Agreement, the TAMU Agreement or the Hoffman-La Roche Agreement being revoked, adversely modified, suspended or terminated, and there is no litigation pending, or to ABI's knowledge threatened, by any Governmental Authority or any other Person with respect to such agreements;

                  (g) as of the date hereof each of HBL and ABI have entered into a written agreement that shall, among other things, prevent the termination of the HBL Agreement by either party thereto prior to March 13, 2005 except upon HBL's or ABI's exercise of its rights of termination upon an uncured default of the other party to the HBL Agreement as such rights are described in Sections 7.3 and 7.4 of the HBL Agreement; and

                  (h) ABI has met the "significant development effort" requirements as described in Section 3.3 of the HBL Agreement for each of the Licensed Indications.

         SECTION 11.06. ORPHAN DRUG DESIGNATIONS. ABI has provided to Atrix all information submitted to the FDA in connection with its request for the Orphan Drug Designations and all materials received from the FDA in relation thereto. Such materials did not contain an untrue statement of material fact or omit any material information required by 21 CFR Section 316 et seq. In addition, with respect to each Orphan Drug Designation: (a) ABI has no reason to believe that
(i) an amendment to the Orphan Drug Designations will be required, (ii) the Product was not at the time of the application eligible for orphan-drug designation, or (iii) the Product currently is not eligible for orphan-drug designation; (b) ABI owns all right, title and interest in and to the Orphan Drug Designations; (c) (i) ABI can assign the Orphan Drug Designations to Atrix as contemplated by this Agreement, (ii) either no consents of any Third Party are required in connection with such assignment or all such required consents have been obtained as of the Effective Date and (iii) upon the assignment of the Orphan Drug Designations to Atrix as contemplated by this Agreement, all right, title and interest in and to the Orphan Drug Designations shall vest in Atrix;
(d) ABI has no actual knowledge of any Third Party that is preparing clinical documentation with respect to either Orphan Drug Designation; and (e) ABI has filed all annual updates to the Orphan Drug Designation in accordance with the applicable letter from the FDA granting such designation.

         SECTION 11.07. PATENT PROCEEDINGS. ABI represents and warrants that (a) no patent application within the ABI Patent Rights is the subject of any pending interference, opposition, cancellation or other protest proceeding, and (b) the ABI Technology does not infringe the intellectual property rights of any Third Party.

         SECTION 11.08. ADVERSE PROPERTIES. ABI represents and warrants that it knows of no adverse effects or other properties that may raise objections from the FDA or other Governmental Authorities or may affect the use, effectiveness or merchantability of the Products.



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                                       32

         SECTION 11.09. PRESERVATION OF NAME AND REPUTATION. During the Term, each of the Parties shall endeavor to preserve the good name and reputation of the other Party and shall conduct itself in a manner as to maintain the good name and reputation of the other Party.

         SECTION 11.10. DEBARMENT. During the Term, neither of the Parties shall utilize any employee, representative, agent, assistant or associate who has been debarred pursuant to the Act in connection with any of the activities to be carried out under this Agreement.

         SECTION 11. LIMITATION ON WARRANTIES. Neither Party makes any warranties, express or implied, concerning the success or commercial utility of the Products.

         SECTION 11.12. LIMITATION OF LIABILITY. EXCEPT FOR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, BREACHES BY A PARTY OF SECTION 15.01 OR INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

                                  ARTICLE XII

                           COVENANTS OF ATRIX AND ABI

         SECTION 12.01. COVENANT NOT TO LAUNCH COMPETING PRODUCT. Subject to and excluding any rights granted to Existing Licensees pursuant to the Existing Licenses, and excluding any product that ABI provides to any natural person without charge for the personal use of such person pursuant to applicable Regulations prior to the earlier of (i) such time as Atrix notifies ABI that Atrix will provide Products to such persons pursuant to such Regulations or (ii) the First Commercial Sale of a Product, ABI hereby covenants and agrees not to and shall cause its Affiliates to agree not to develop, in-license, Manufacture, import, export, market, sell, distribute, promote or have developed, have marketed, have sold, have distributed, have promoted, have exported, have imported or have Manufactured any Competing Product in the Territory during the Term without the prior written approval of Atrix. If Atrix gives ABI notice that a given product is, in Atrix's reasonable opinion, a Competing Product, ABI, in consultation with Atrix, shall use reasonable efforts to determine changes to the alleged Competing Product so as to diminish the likelihood of such product constituting a Competing Product, provided that such changes shall not impact Atrix's rights with respect to a breach of this Section 12.01 by ABI.

         SECTION 12.02. ACCESS TO BOOKS AND RECORDS. Atrix shall permit ABI, at ABI's expense and during normal business hours, to exercise the inspection rights granted to ABI by Atrix under Section 4.05.

         SECTION 12.03 FURTHER ACTIONS. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from Governmental Authorities any consents, licenses, permits, waivers,



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                                       33
approvals, authorizations or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this transaction under (i) the Securities Exchange Act of 1934, as amended and the Securities Act of 1933, as amended, and the rules and regulations thereunder and any other applicable federal or state securities laws and (ii) any other Applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the other Party's counsel (subject to appropriate confidentiality restrictions) prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, each Party shall take or omit to take such action as the other Party shall reasonably request to cause the Parties to obtain any material Governmental Approvals and/or the expiration of applicable waiting periods, provided that the foregoing shall not obligate either Party to take or to omit to take any action (including, without limitation, the expenditure of funds or any holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) as in the good faith opinion of such Party, would cause a material adverse effect on a Party.

         SECTION 12.04. EQUITABLE RELIEF. The Parties understand and agree that because of the difficulty of measuring economic losses to the non-breaching Party as a result of a breach of the covenants set forth in this Article XII or
Section 15.01, and because of the immediate and irreparable damage that may be caused to the non-breaching Party for which monetary damages would not be a sufficient remedy, the Parties agree that the non-breaching Party will be entitled to seek specific performance, temporary and permanent injunctive relief, and such other equitable remedies to which it may then be entitled against the breaching Party. This Section 12.04 shall not limit any other legal or equitable remedies that the non-breaching Party may have against the breaching Party for violation of the covenants set forth in this Article XII or
Section 15.01. The Parties agree that the non-breaching Party shall have the right to seek relief for any violation or threatened violation of this Article XII or Section 15.01 by the breaching Party from any court of competent jurisdiction in any jurisdiction authorized to grant the relief necessary to prohibit the violation or threatened violation of this Article XII or Section
15.01. This Article XII shall apply with equal force to the breaching Party's Affiliates.

                                  ARTICLE XIII

                          INDEMNIFICATION AND INSURANCE


         SECTION 13.01. ATRIX INDEMNIFIED BY ABI. ABI shall indemnify and hold Atrix harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys' fees) (any or all of the foregoing herein referred to as "Loss") insofar as a Loss or actions in respect thereof, whether existing or occurring prior to, on or subsequent to the Effective Date, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by ABI in this Agreement; (b) the Manufacture of any Product that is identifiable as having been Manufactured by or on behalf of ABI; (c) any claims that a Product (as a result of the use of the ABI



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


Technology therein) or its Manufacture (as a result of the use of ABI Technology therein), use or sale infringes the patent, trademark or other intellectual property right of a Third Party.

         SECTION 13.02. ABI INDEMNIFIED BY ATRIX. Atrix shall indemnify and hold harmless ABI from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date, whether existing or occurring prior to, on or subsequent to the date hereof, arises out of or is based upon (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Atrix in this Agreement or (b) Atrix's material violation of any Applicable Law.

         SECTION 13.03. PROMPT NOTICE REQUIRED. No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the (the "Indemnitee") to the persons against whom indemnification may be sought (the "Indemnitor") as soon as reasonably practicable after such Indemnitee becomes aware of such claim; provided that the failure to notify the Indemnitor shall not relieve it from any liability which it may have to the Indemnitee otherwise than under this Article XIII. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than 60 days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

         SECTION 13.04. INDEMNITOR MAY SETTLE. The Indemnitor shall at its expense, have the right to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall have the right to settle or compromise any claim against the Indemnitee without the consent of the Indemnitee provided that the terms thereof: (a) provide for the unconditional release of the Indemnitee; (b) require the payment of compensatory monetary damages by Indemnitor only; and (c) expressly state that neither the fact of settlement nor the settlement agreement shall constitute, or be construed or interpreted as, an admission by the Indemnitee of any issue, fact, allegation or any other aspect of the claim being settled. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor's expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).


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                                       35

         SECTION 13.05. INSURANCE. At all times during the Term, each Party shall, at its sole cost and expense, obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage limits in a commercially reasonable amount, based on insurance coverage in the pharmaceutical industry generally and the activities of the Parties pursuant to this Agreement, including contractual liability and, following the receipt by ABI of notice as set forth below, product liability coverage. At least 60 days prior to Atrix's planned first commercial sale of a Product, Atrix shall give ABI notice of Atrix's intent to launch a Product and each Party shall, prior to the date of the planned first commercial sale, obtain the product liability insurance referenced above, which requirement, in the case of ABI, may be satisfied by coverage satisfying the requirements set forth above maintained by HBL designating ABI as a named insured. Upon execution of this Agreement and within 10 days following amending, updating, modifying or replacing any such insurance, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party's insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least 30 days prior written notice to the other Party of any cancellation, termination or reduction of such insurance coverage.

                                  ARTICLE XIV

                               DISPUTE RESOLUTION

         SECTION 14.01. DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either Party's rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XIV if and when a dispute arises under this Agreement.

         Unless otherwise specifically recited in this Agreement, disputes among the Parties will be resolved as recited in this Article XIV. Disputes among the Parties first shall be presented to the chief executive officers of ABI and Atrix, or their respective designees, for resolution. In the event that the chief executive officers of ABI and Atrix, or their respective designees, cannot resolve the dispute within ten days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the provisions of Section 14.02.

         SECTION 14.02. TRIAL WITHOUT JURY. If the Parties fail to resolve the dispute through negotiation in accordance with Section 14.01, each Party shall have the right to pursue any of the remedies legally available to resolve the dispute; provided, however, that the Parties expressly waive any right to a jury trial in any legal proceedings under this Section 14.02.

         SECTION 14.03. PERFORMANCE TO CONTINUE. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or related to this Agreement; provided, however, that a Party may suspend performance of its obligations during any period in which the other Party fails or refuses to perform its obligations.


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                                       36

         SECTION 14.04. PROVISIONAL REMEDIES. Although the procedures specified in this Article XIV are the sole and exclusive procedures for the resolution of disputes arising out of or related to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief, if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

         SECTION 14.05. DETERMINATION OF PATENTS AND OTHER INTELLECTUAL PROPERTY. Notwithstanding the foregoing, any dispute relating to the determination of validity of claims, infringement or claim interpretation relating to a Party's patents shall be submitted exclusively to federal court.

                                   ARTICLE XV

                                 CONFIDENTIALITY

         SECTION 15.01. CONFIDENTIALITY. During the Term and for a period of five years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party and shall use commercially reasonable efforts to obtain confidential treatment of any such information required to be disclosed), or (c) to its Affiliates and its employees, agents, consultants and other representatives ("Representatives") to accomplish the purposes of this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that it and its Affiliates and Representatives do not disclose or make any unauthorized use of the other Party's Confidential Information. Each Party shall be responsible for any breach of this Agreement by its Representatives. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

         SECTION 15.02. PUBLICITY REVIEW. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of press releases issued by each of the Parties to be agreed upon on or before the Effective Date and thereafter each Party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the Parties will jointly discuss and agree, based on the principles of this Section 15.02, on any statement to the public regarding this Agreement or any aspect of this Agreement, and the results of clinical studies conducted hereunder, subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each Party. When a Party elects to make any such statement it will give the other Party at least three days notice to review and comment on such statement. In the event of a public disclosure required by law prior to the end of such three day period, the Party required to make such disclosure, if it legally may, shall give the other Party at least two business days to review and comment on such disclosure. If a Party was not legally able to give notice under the previous sentence, it will furnish the other Party with a copy of its disclosure as soon as practicable after the making thereof. The Parties acknowledge the importance of supporting each other's efforts to publicly



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




disclose results and significant developments regarding the Products. The principles to be observed by ABI and Atrix in such public disclosures will be: accuracy, the requirements for confidentiality under Section 15.01, compliance with FDA regulations and other FDA guidance documents and other Applicable Laws, the advantage a competitor of ABI or Atrix may gain from any public statements under this Section 15.02, and the standards and customs in the biotechnology and pharmaceutical industries for such disclosures by companies comparable to ABI and Atrix. The terms of this Agreement may also be disclosed by a Party to: (a) government agencies where required by law, including filings required to be made by law with the United States Securities and Exchange Commission ("SEC"), national securities exchanges or the Nasdaq Stock Market, (b) Third Parties with the prior written consent of the other Party, which consent shall not be unreasonably withheld, or (c) lenders, investment bankers and other financial institutions solely for purposes of financing the business operations of such Party, so long as such disclosure in (b) and (c) above is made under an agreement of confidentiality at least as restrictive as the confidentiality provisions in Section 15.01, to the extent possible highly sensitive terms and conditions such as financial terms are extracted from the Agreement (including in any disclosure required by law or the SEC) or deleted upon the request of the other Party, and as the disclosing Party gives reasonable advance notice of the disclosure under the circumstances requiring the disclosure.

                                   ARTICLE XVI

                                  MISCELLANEOUS

         SECTION 16.01. NO SOLICITATION. Neither Party nor its Affiliates (collectively, the "Initiating Group") shall, directly or through its representatives, solicit for employment any officer, director, employee or consultant of the other Party or its subsidiaries or controlled affiliates (collectively, the "Other Group") with whom the Initiating Group has had contact in connection with, or who otherwise participates in, the transactions contemplated by this Agreement. The Initiating Group shall not be precluded from hiring any such person who has been terminated by the Other Group at least 90 days prior to commencement of employment discussions between such person and the Initiating Group or its representatives. "Solicitation" shall not include any generalized public advertisement or any other solicitation by the Initiating Group or its representatives that is not specifically directed toward any such employee of the Other Group or toward any group of such employees of the Other Group.

         SECTION 16.02. COMMERCIALLY REASONABLE EFFORTS. Each Party shall use commercially reasonable and diligent efforts to perform its responsibilities under this Agreement. As used herein, the term "commercially reasonable and diligent efforts" means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

         SECTION 16.03. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or recognized overnight delivery


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


service to the parties at the following addresses or at such other addresses as, specified by the parties by like notice:

         If to ABI :       Dr. Joseph M. Cummins, Chairman & CEO
                           Amarillo Biosciences, Inc.
                           800 W. 9th
                           Amarillo, TX 79101
                           Facsimile: (806) 3769301

         With a copy to:   Edward L. Morris, Legal Counsel
                           Sprouse, Smith & Rowley, PC
                           P.O. Box 15008
                           Amarillo, TX 79105
                           Facsimile: (806) 3733454

         If to Atrix:      Senior Vice President, Corporate Development
                           Atrix Laboratories, Inc.
                           2579 Midpoint Drive
                           Fort Collins, Colorado 805254417
                           Facsimile: (970) 4829735
                           Telephone: (970)4825868

         With a copy to:   Morrison & Foerster LLP
                           370 Seventeenth Street, Suite 5200
                           Denver, Colorado 80202
                           Facsimile: (303) 5921510
                           Telephone: (303) 5921500
                           Attention: Warren L. Troupe, Esq.

         Notice so given shall be deemed given and received (i) if by mail on the fourth day after posting; (ii) by cable, telegram, telex or personal delivery on the date of actual transmission, with evidence of transmission acceptance, or (as the case may be) personal or other delivery; and (iii) if by overnight delivery courier, on the next business day following the day such notice is delivered to the courier service.

         SECTION 16.04. SEVERABILITY. Whenever possible, each clause, subclause, provision or condition of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause, subclause, provision or condition of this Agreement should be prohibited or invalid under applicable law, such clause, subclause, provision or condition shall be considered separate and severable from this Agreement to the extent of such prohibition or invalidity without invalidating the remaining clauses, subclauses, provisions and conditions of this Agreement.

         SECTION 16.05. ENTIRE AGREEMENT/MERGER. This Agreement sets forth the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all negotiations, preliminary agreements, memoranda or letters of proposal or intent, discussions and understandings


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



of the Parties hereto in connection with the subject matter hereof. All discussions between the Parties have been merged into this Agreement, and neither Party shall be bound by any definition, condition, understanding, representation, warranty, covenant or provision other than as expressly stated in or contemplated by this Agreement or as subsequently shall be set forth in writing and executed by a duly authorized representative of the Party to be bound thereby.

         SECTION 16.06. AMENDMENT. No amendment, change or modification of any of the terms, provisions or conditions of this Agreement shall be effective unless made in writing and signed on behalf of the Parties hereto by their duly authorized representatives.

         SECTION 16.07. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same instrument. This Agreement may be signed and delivered to the other Party by facsimile signature; such transmission shall be deemed a valid signature.

         SECTION 16.08. NO WAIVER OF RIGHTS. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

         SECTION 16.09. FORCE MAJEURE. Neither Party shall be liable hereunder to the other Party nor shall be in breach for failure to deliver, provided failure to deliver is no greater than the delay in time caused by circumstances beyond the control for either Party, including acts of God, fires, floods, riots, wars, civil disturbances, sabotage, accidents, labor disputes, shortages, government actions (including priorities, requisitions, allocations and price adjustment restrictions) and inability to obtain material, equipment, labor or transportation (collectively, "Force Majeure").

         SECTION 16.10. FURTHER ASSURANCES. The Parties hereto shall each perform such acts, execute and deliver such instruments and documents and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

         SECTION 16.11. ASSIGNMENT AND SUBLICENSE. Neither this Agreement nor any of the rights, interests, options or obligations hereunder may be assigned, sublicensed or delegated by either of the Parties without the prior written consent of the other Party, provided, however, that either Atrix or ABI may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Further, a Party may assign or sublicense any and all of its rights, interests, options, and delegate all obligations hereunder, to any Affiliate of such Party (and such Affiliate may further assign or sublicense this Agreement to such Party or any other Affiliate of such Party) without the consent of the other Party. In the event of an assignment or sublicense to an Affiliate, the assigning Party shall guarantee the performance of such assignee or sublicensee. The assignment or sublicense to an Affiliate shall not operate to discharge the assignor or sublicensor from any obligation under this Agreement. Any assignment which contravenes this Section 16.11 shall be void ab initio.


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                                       40

         SECTION 16.12. EXPENSES. The Parties hereto shall each bear their own costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         SECTION 16.13. BINDING EFFECT. This Agreement, and all of the terms, provisions and conditions hereof, shall be binding upon and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

         SECTION 16.14. GOVERNING LAW. This Agreement shall be construed and interpreted accordance with the laws of the State of Delaware.

         SECTION 16.15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained herein, or in any schedule hereto, shall be considered a representation, warranty or covenant of the Party making such statement. All representations, warranties, covenants contained herein, or in any schedule hereto, shall survive the closing of this transaction.

         SECTION 16.16. NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

         SECTION 16.17. INDEPENDENT CONTRACTORS. The status of the Parties under this Agreement shall be that of independent contractor. No Party shall have the right to enter into any agreements on behalf of the other Party nor shall it represent to any Person that it has such right or authority.

                            [Signature Page Follows]



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                                       41

         IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.


                                            AMARILLO BIOSCIENCES, INC.


                                            By:
                                               --------------------------------
                                               Joseph M. Cummins, President
                                               and Chief Executive Officer


                                            ATRIX LABORATORIES, INC.


                                            By:
                                               --------------------------------
                                               David R. Bethune, Chairman
                                               and Chief Executive Officer



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                                       42

                                    EXHIBIT A

                                ABI PATENT RIGHTS













                    [Exhibit A has been completely omitted.]

                                    EXHIBIT B

                                 SPECIFICATIONS








                    [Exhibit B has been completely omitted.]

                                    EXHIBIT C

                        FORM OF CERTIFICATE OF COMPLIANCE


Issue Date:
            --------------------------------

                            CERTIFICATE OF COMPLIANCE

FOR
    --------------------------------------------------------------------------
CUSTOMER
        ----------------------------------------------------------------------
        LOT NUMBER
                  ------------------------------------------------------------
FILL DATE                                    PREP/EX DATE
         ------------------------------------            ---------------------
DOSAGE
      ------------------------------------------------------------------------
QUANTITY
        ----------------------------------------------------------------------

The batch production record for this Product has been reviewed for accuracy, completeness, and compliance with the Specifications set forth in the License Agreement between Amarillo Biosciences, Inc. and Atrix Laboratories, Inc. dated September 7, 2001 (the "Agreement") and the Agreement, and in accordance with cGMP requirements. Any deviations/abnormal occurrences from the aforementioned requirements have been appropriately documented, reviewed, and approved.


Reviewed By:
            -----------------------------------------------------------
                  Batch Record Auditor

Date:
     ------------------------------------------------------------------

Amarillo Biosciences, Inc.


Approved By:
             ----------------------------------------------------------
                  Acting Supervisor Manager, Documentation

Date:
     ------------------------------------------------------------------

cc: All Customers


                                       C-1